Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-169239, 333-204869, 333-223937, 333-240182, 333, 251263) pertaining to the Employee’s share option plans of Compugen Ltd. and Registration Statements on Form F-3 (File No. 333-240183) of our report dated February 25, 2021, with respect to the consolidated financial statements of Compugen Ltd. and the effectiveness of internal control over financial reporting of Compugen Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

February 25, 2021	/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	A Member Firm of Ernst & Young Global